Exhibit 10.1




                            ASSET PURCHASE AGREEMENT


                                      AMONG


                            FILENE'S BASEMENT, INC.,

                             FB LEASING SERVICES LLC

                                       AND

                                    SYL, LLC

                            DATED AS OF JUNE 18, 2009









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     ASSET PURCHASE AGREEMENT,  dated as of June 18, 2009 (the "Agreement"),  by and between Filene's Basement, Inc., a Delaware corporation, FB LEASING SERVICES LLC, a Delaware limited liability company (the "FB Subsidiary") and wholly owned subsidiary of Filene's Basement Inc. (together with Filene's Basement Inc., "FB" or "Seller"), and SYL, LLC, a Delaware limited liability company, or its permitted assigns (the "Purchaser"). Capitalized terms used herein but not defined in the provisions in which they first appear shall have the meanings ascribed to them in Section 8.1(a).

                                   WITNESSETH:

     WHEREAS, the Seller, among other things, operate the Stores (as defined herein);

     WHEREAS, the Purchaser desires to purchase certain assets of the Seller and to assume certain liabilities of the Seller, and the Seller desire to sell such assets to the Purchaser and to assign such liabilities to the Purchaser, all on the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 of Title 11 of the United States Code (as in effect for cases filed on the Petition Date, the "Bankruptcy Code") and other applicable provisions of the Bankruptcy Code (the "Acquisition");

     WHEREAS, on or about May 4, 2009 (the "Petition Date"), each Seller filed a voluntary bankruptcy petition (the "Bankruptcy Case") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

     WHEREAS, it is contemplated that the Assets will be sold to Purchaser free and clear of Encumbrances pursuant to an order of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code, and such sale will include the assumption by the Purchaser of the Assumed Contracts under Section 365 of the Bankruptcy Code, all in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

     1.  Purchase and Sale.
         -----------------

     1.1  Assets to Be Transferred.

     On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser or its designated permitted assigns, and the Purchaser or its designated permitted assigns shall purchase and assume from the Seller, all of the Seller's right, title and interest in, to and under the following assets, wherever such properties, assets and rights are located, whether real, personal or mixed, whether accrued, fixed, contingent or otherwise, other than the Excluded Assets (collectively, other than the Excluded Assets, the "Assets"), in accordance with Sections 363 and 365 of the Bankruptcy Code:

          (a) all  Real  Property  Leases  listed  on  Schedule  1.1(a)  and the
Distribution  Center  Lease  (as  defined  below)  (collectively,  the  "Assumed
Leases");


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          (b) all Contracts listed on Schedule 1.1(b), subject to the provisions of Section 1.8 below regarding Purchaser's right to eliminate the Contracts on, and/or add additional Contracts to, Schedule 1.1(b) (the Contracts listed in Schedule 1.1(b), as such Schedule is modified pursuant to Section 1.8, are collectively referred to herein as the "Listed Contracts"; the Listed Contracts and the Assumed Leases are collectively referred to herein as the "Assumed Contracts");

          (c) (i) the Intellectual  Property set forth on Schedule  1.1(c),  and
(ii) to the extent transferable and assignable, all other Intellectual Property;

          (d) all Fixed Assets and Equipment, wherever located, that are used to operate the Stores that are the subject of the Assumed Leases or that are used to operate the Distribution Center or the Buying Office (collectively, the "FF&E") including the FF&E located in such Stores set forth on Schedule 1.1(d);

          (e) all customer data and customer management relationship software relating to the Business and in connection with the Stores that are the subject of the Assumed Leases (the "Customer Information");

          (f) all Security Deposits relating to the Stores that are the subject of the Assumed Leases;

          (g) all Inventory;

          (h) to the extent transferable and assignable, all Books and Records relating to the Stores that are the subject of the Assumed Leases; provided, however, the Assets shall not include any books and records that are subject to attorney-client or other similar privilege or any other books or records that Seller is precluded or restricted from transferring pursuant to applicable law;

          (i) to the extent transferable and assignable, all licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations issued by Governmental Bodies in connection with the Stores that are the subject of the Assumed Leases (collectively, "Permits");

          (j) all telephone numbers and addresses (including electronic mail addresses) used by the Seller in connection with the Stores that are the subject of the Assumed Leases;

          (k) all goodwill arising in connection with the Stores that are subject to the Assumed Leases;

          (l) all rights to causes of action, accounts receivables, lawsuits, rights to legal or equitable remedies, judgments and other Claims of any nature (whether legal or equitable, secured or unsecured, matured or un-matured, known or unknown, liquidated or unliquidated, contingent or non-contingent, senior or subordinated, disputed or non-disputed) owned or assertable by, or available to, any Seller or any Seller's estate in the Bankruptcy Case (whether or not such cause of action, accounts receivable, lawsuit, right to legal or equitable remedies, judgment or claim is being pursued) to the extent (and only to the extent) arising with respect to or in any way related to the Lease, dated as of


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April 30, 1988, as amended,  between The May Department  Stores  Company,  a New
York corporation, and Federated Department Stores, Inc., a Delaware corporation, for the property located at 426 Washington Street, Boston, Massachusetts (the "Downtown Crossing Lease"), including for any amounts due from 426 Washington (as defined below) to any Seller or any Seller's estate in the Bankruptcy Case or whether arising by way of counterclaim, set off, rights of self-help under such lease or otherwise; and

          (m) all representations, warranties, guarantees, indemnities, undertakings, covenants not to compete benefiting the Business, certificates, covenants, agreements and all security therefor received by the Seller on the purchase or other acquisition of any part of the Assets.

     1.2  Excluded Assets.

     Only those rights,  interests and assets specifically  described in Section
1.1 above shall be included as a part of the Assets. All other assets, properties and rights of the Seller, of whatever type, kind or character, are expressly excluded from the transaction contemplated herein and are retained by Seller (collectively, the "Excluded Assets").

     1.3  Assumed Liabilities.

     Upon the terms and subject to the conditions hereof, as of the Closing, the Purchaser shall assume from the Seller only those Liabilities arising with respect to the performance after the Closing Date of the Assumed Contracts, excluding any Liability resulting from any breach thereof by any Seller on or prior to the Closing Date (the "Assumed Liabilities"). Neither Purchaser nor its designated permitted assigns nor any of its Affiliates shall assume or undertake to perform, pay, satisfy or discharge any other Liabilities or obligations of the Seller. All such Liabilities and obligation other than the Assumed Liabilities are collectively referred to as the "Excluded Liabilities".

     Neither Purchaser nor its designated permitted assigns nor any of its Affiliates shall assume or undertake to perform, pay, satisfy or discharge any Excluded Liabilities and, without limiting the generality of the foregoing, Seller agrees to pay and satisfy when due any Excluded Liabilities.

     1.4  Purchase  Price;  Inventory  Count;   Allocation  of  Purchase  Price;
          Proration.

          (a) Subject to the terms and conditions hereof, in reliance upon the representations and warranties of the Seller and the covenants of the Seller herein set forth, and as consideration for the sale and purchase of the Assets, at the Closing, the Purchaser shall assume the Assumed Liabilities and shall tender the Purchase Price. The "Purchase Price" shall be an amount equal to the sum of (i) Forty-Seven Million Five Hundred Ninety-Two Thousand One Hundred Twenty Dollars ($47,592,120.00), plus (ii) the Security Deposits, plus (iii) an amount equal to seventy percent (70%) of the Inventory Cost of the Inventory determined in accordance with Section 1.4(e). Purchaser has deposited into an escrow (the "Escrow") with an escrow agent (the "Escrow Holder") reasonably designated by Seller an amount equal to $25,000,000.00 (the "Good Faith Deposit") in immediately available, good funds of the United States of America (funds delivered in this manner are referred to herein as "Good Funds"),


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pursuant to the bid requirements described in the Bidding Procedures (as defined below). The Good Faith Deposit has been funded by Purchaser pursuant to the Bidding Procedures. Following the execution of this Agreement by Seller, the Good Faith Deposit shall become nonrefundable upon the termination of this Agreement by Seller pursuant to Section 7.1(d) (which such termination right is restricted, as provided below) and shall be refunded to the Purchaser upon the termination of this Agreement for any other reason, including under Sections 7.1(a), (b), (c) or (f). At the Closing, the Good Faith Deposit (and any interest or income accrued thereon) shall be paid over to Seller and upon such payment, credited and applied toward payment of the Purchase Price. In the event the Good Faith Deposit becomes nonrefundable as provided herein before the Closing by reason of a termination pursuant to Section 7.1(d), Escrow Holder shall immediately disburse the Good Faith Deposit and all interest or income accrued thereon to Seller to be retained by Seller for its own account, provided, however, Seller agrees that Seller shall not have the right to terminate this Agreement and receive the Good Faith Deposit by reason of the matters described in Section 7.1(d) (but excluding the Purchaser's obligations under Section 1.7 of the Agreement), so long as the Purchaser is otherwise ready, willing and able to close the transactions contemplated under this Agreement. Seller's retention of the Good Faith Deposit pursuant to the preceding sentence shall constitute liquidated damages for the Purchaser's breach, and, except for the loss of the Good Faith Deposit, the Purchaser shall not have any further liability to the Seller. If the transactions contemplated herein terminate in accordance with the termination provisions hereof by any reason other than pursuant to Section 7.1(d) before the Sale Approval Order is entered by the Bankruptcy Court, the Escrow Holder shall return to Purchaser the Good Faith Deposit (together with all income or interest accrued thereon), but less Purchaser's one-half share of the Escrow Holder's escrow fees and charges, within three (3) Business Days after the Agreement is terminated.

          (b) The Purchaser shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Assets for U.S. federal, state, local and foreign income and franchise Tax purposes, which allocation shall be binding on the parties. On or prior to the sixtieth (60th) day after the Closing Date, the Purchaser shall deliver such allocation to FB. The Purchaser and the Seller and their respective Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation prepared by the Purchaser. The Seller shall timely and properly prepare, execute, file and deliver to Purchaser all such documents, forms and other information as the Purchaser may reasonably request to prepare such allocation. Neither the
Purchaser nor the Seller shall take any tax position (whether in audits, Tax Returns or otherwise) with respect to the allocation which is inconsistent with such allocation, unless (and then only to the extent) required by a "determination" within the meaning of Section 1313(a) of the Code.

          (c) Notwithstanding any term contained herein, under no circumstances shall the Purchaser be responsible for, or have any liability in connection with, determinations regarding the allocation of the Purchase Price among the Seller or to any particular Seller.

          (d) All rent, taxes, insurance, common area maintenance charges or payments payable by the tenant under any Assumed Lease and other items treated as "rent" for purposes of any Assumed Lease paid by a Seller under any Assumed Lease before the Closing Date which relates to the period after the Closing Date, together with all comparable payments made by Seller under any other Assumed Contract before the Closing Date which relate to the period after the Closing Date, shall be reimbursed to the Seller on the Closing Date.


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          (e) Commencing at approximately  6:00 p.m.  (Eastern Time) on Tuesday,
June 16, 2009 (the "Initial Inventory Count Date"), Purchaser and Seller caused RGIS LLC or such other mutually acceptable, qualified third party (the "Inventory Auditor") to begin conducting an initial physical count (an "Initial Count") of the Inventory at each location where the Inventory of Seller is located (it being understood that each of Purchaser and Seller shall have the right to have one or more representatives in attendance during the Count at each such location). Pursuant to the Sale Approval Order described herein, the costs and expenses of the Initial Count shall be paid by Purchaser. The Initial Count is being, and shall continue to be, taken in a manner consistent with inventory instructions acceptable to Purchaser and Seller, such acceptance not to be unreasonably withheld by Purchaser or Seller. If completed prior to the Closing, the results of the Initial Count shall be updated by Purchaser and Seller prior to the Closing through the use of Seller's perpetual inventory system to reflect all purchases, sales, returns and other Inventory transactions occurring following the Initial Count and immediately prior to the Closing and the Initial Count, as so updated through the close of business on the day immediately preceding the date of Closing, shall be final and binding upon the parties and shall, unless otherwise agreed in writing by Purchaser and Seller, be used for the calculation of the Inventory Cost of the Inventory hereunder and as the basis for calculating those portions of the Purchase Price payable at the Closing that are based upon the value of the Inventory. In the event that, at the time of the Closing, the Initial Count is not complete and has not been updated pursuant to the immediately preceding sentence, then, Seller and Purchaser shall mutually agree upon an estimate of the Inventory Cost of the Inventory hereunder as of the Closing (the value so determined, the "Inventory Cost Estimate"), which shall be used as the basis for calculating those portions of the Purchase Price payable at the Closing that are based upon the value of the Inventory, in which event the Purchase Price shall be subject to adjustment as provided in Section 1.9 below.

     1.5  Closing.

     Subject to the terms and conditions of this Agreement and the Sale Approval Order, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Pachulski Stang Ziehl & Jones LLP located in Wilmington, Delaware, at 10:00 am, (Eastern Standard Time), on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 5 and 6 (other than those conditions which by their nature can only be satisfied at the Closing), or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). For all purposes of this Agreement, the Closing shall be deemed to be effective, and title and risk of loss shall pass, as of 11:59 pm (Eastern Standard Time) on the Closing Date (the "Effective Time").

     1.6  Closing Deliveries by the Seller.

     At the Closing, unless otherwise waived in writing by the Purchaser, the Seller shall deliver or cause to be delivered to the Purchaser:

          (a) duly executed Bills of Sale to transfer the Assets to the Purchaser (or its permitted assign(s));


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          (b)  duly  executed  counterparts  of the  Assignment  and  Assumption
Agreement;

          (c) duly executed counterparts of the Real Estate Assignments;

          (d)  duly  executed   counterparts   of  the   Intellectual   Property
Assignment; and

          (e) such other documents, notices, items and certificates (in each case to the extent not inconsistent with the other terms, provisions and limitations set forth herein) as the Purchaser may reasonably require in order to consummate the transactions contemplated hereunder.

     1.7  Closing Deliveries by the Purchaser.

     At the Closing, unless otherwise waived in writing by the Seller, the Purchaser shall deliver or cause to be delivered to the applicable Seller:

          (a) FB shall at least two (2) Business Days prior to the Closing Date designate in writing to Purchaser an account (or accounts) to which the Good Faith Deposit and balance of the Purchase Price shall be wire transferred. On the Closing Date, Purchaser shall cause the Good Faith Deposit to be delivered to Seller by wire transfer of immediately available funds to such account(s) and deliver the balance of the Purchase Price by wire transfer to such account(s);

          (b) duly executed counterparts of the Assignment and Assumption Agreement;

          (c) duly executed counterparts of the Real Estate Assignments; and

          (d) such other documents, notices, items and certificates (in each case to the extent not inconsistent with the other terms, provisions and limitations set forth herein) as the Seller may reasonably require in order to consummate the transactions contemplated hereunder.

     1.8 Additional Assumed Contracts and Leases. The following provisions shall apply in the absence of an order of the Bankruptcy Court providing otherwise:

          (a) During the period (the "Lease Retention Period") from the execution date hereof until the earlier to occur of (i) the date which is 180 days following the Petition Date, or (ii) the date which is ten (10) days prior to the outside date for Seller to assume or reject Seller's lease with respect to the Buying Office (the "Buying Office Lease") pursuant to Section 365(d) of the Bankruptcy Code (as may be extended by Bankruptcy Court Order), in the absence of an order of the Bankruptcy Court directing assumption, rejection, amendment or modification of the Buying Office Lease, Seller shall not assume (or pay any cure amounts in connection therewith), reject, amend, modify or seek to assume or reject the Buying Office Lease without first obtaining Purchaser's written consent, which consent may not be unreasonably withheld or delayed; provided that it shall not be deemed unreasonable for Purchaser to withhold such consent so long as Purchaser in good faith has not reached a decision as to whether the Buying Office Lease shall be an Excluded Asset. Prior to the expiration of the Lease Retention Period, in the absence of an order of the


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Bankruptcy  Court directing  rejection,  amendment or modification of the Buying
Office Lease, Seller shall not reject, amend or modify the Buying Office Lease unless it has been designated by Purchaser as an Excluded Asset.

          (b) During the period (the "Contract Retention Period") from the date of this Agreement until the date which is 180 days following the Petition Date, in the absence of an order of the Bankruptcy Court directing assumption, rejection, amendment or modification of the Buying Office Lease, Seller shall not assume (or pay any cure amounts in connection therewith), reject, amend, modify or seek to assume or reject any Contract described on Schedule 1.1(b) or any other Contract relating directly to the ownership, operation or conduct or business of any of the Stores, the Distribution Center or the Buying Office (such Contracts, other than the Licensed Department/Sourcing Contracts, collectively, the "Subject Contracts") without first obtaining Purchaser's written consent, which consent may not be unreasonably withheld or delayed; provided, however, that it shall not be deemed unreasonable for Purchaser to withhold such consent so long as Purchaser in good faith has not reached a decision as to whether such Subject Contract shall be an Excluded Asset. Prior to the expiration of the Contract Retention Period, in the absence of an order of the Bankruptcy Court directing rejection, amendment or modification of any Subject Contracts, Seller shall not reject, amend or modify any Subject Contract that has not been designated by Purchaser as an Excluded Asset.

          (c) During the period (the "Licensed Department/Sourcing Contract Retention Period") from the date of this Agreement until the date which is 180 days following the Petition Date, in the absence of an order of the Bankruptcy Court directing assumption, rejection, amendment or modification of the Buying Office Lease, Seller shall not assume (or pay any cure amounts in connection therewith), reject, amend, modify or seek to assume or reject any Contract relating directly to licensed departments or sourcing relating to the ownership, operation or conduct or business of any of the Stores, the Distribution Center or the Buying Office (such Contracts, collectively, the "Licensed Department/Sourcing Contracts") without first obtaining Purchaser's written consent, which consent may not be unreasonably withheld or delayed; provided, however, that it shall not be deemed unreasonable for Purchaser to withhold such consent so long as Purchaser in good faith has not reached a decision as to whether such Licensed Department/Sourcing Contract shall be an Excluded Asset. Prior to the expiration of the Licensed Department/Sourcing Contract Retention Period, in the absence of an order of the Bankruptcy Court directing rejection, amendment or modification of any Licensed Department/Sourcing Contract, Seller shall not reject, amend or modify any Licensed Department/Sourcing Contract that has not been designated by Purchaser as an Excluded Asset.

          (d) Upon Purchaser's providing evidence of adequate assurance of future performance thereunder to the satisfaction of the Bankruptcy Court, Seller shall take all actions reasonably necessary to cause Assumed Contracts to be assumed by Seller and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code.

          (e)  The  following   provisions  shall  apply  to  the  circumstances
described below:

               (i) Other than (X) the Assumed Leases described on Schedule 1.1(a) hereto, (Y) the Distribution Center Lease and (Z) the Listed Contracts described on Schedule 1.1(b) hereto (which, for purposes of clarity, means those Subject Contracts that are included on Schedule 1.1(b) after giving effect to this Section 1.8(e)(i)), all Subject Contracts, Licensed Department/Sourcing


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Contracts  and the Buying  Office  Lease  shall  during the  Contract  Retention
Period, the Licensed Department/Sourcing Contract Retention Period and the Lease Retention Period, as applicable, be deemed to be "Held Contracts." Held Contracts shall not automatically be deemed to be Excluded Assets. Purchaser may at any time prior to the expiration of the Lease Retention Period, the Licensed Department/Sourcing Contract Retention Period or the Contract Retention Period, as applicable, have the right, which right may be exercised at any time and from time to time in Purchaser's sole and absolute discretion, to provide written notice to Seller (each such notice, a "Held Contract Assumption Notice"), of Purchaser's election to deem the Held Contract identified in the Held Contract Assumption Notice an Assumed Contract to be assumed by Seller and assigned to Purchaser or an Excluded Asset. Upon the designation of a Held Contract as an Excluded Asset, such Held Contract will cease to be a Held Contract and thereafter for all purposes be treated as an Excluded Asset hereunder. So long as Purchaser complies with its obligations to pay the Run Rate Costs (as defined below) in accordance with Section 1.8(e)(ii) and provides evidence of adequate assurance of future performance, Seller shall not reject or seek to reject any Held Contract prior to the expiration of the Lease Retention Period, the Licensed Department/Sourcing Contract Retention Period or the Contract Retention Period, as applicable, unless otherwise agreed in writing by Purchaser. Within fifteen (15) days following the date Purchaser delivers a Held Contract Assumption Notice to Seller designating a Held Contract as an Assumed Contract, Seller shall, subject to Purchaser's providing evidence of adequate assurance of future performance thereunder to the satisfaction of the Bankruptcy Court, take all requisite actions (including actions required under Section 363 and/or
Section 365 of the Bankruptcy Code, as applicable) to assume and/or assign such Held Contract to Purchaser. The Cure Costs with respect to any Held Contract assigned to Purchaser shall be paid by Purchaser. Seller and Purchaser acknowledge and agree that the agreements and covenants in Section 1.8 shall survive the Closing. Notwithstanding anything in this Agreement to the contrary, on the date any Held Contract is assumed and assigned to Purchaser pursuant to this Section 1.8(e)(i), such Held Contract shall thereafter be deemed an Assumed Contract for all purposes under this Agreement. Any Held Contract for which Purchaser has not provided a Held Contract Assumption Notice prior to the end of the Lease Retention Period, the Licensed Department/Sourcing Contract Retention Period or the Contract Retention Period, as applicable, shall be automatically deemed to be an Excluded Asset which Seller, in its sole discretion, may act to assume or reject.

               (ii) During the Lease Retention Period, the Licensed Department/ Sourcing Contract Retention Period and the Contract Retention Period, as applicable with respect to each Held Contract, Purchaser shall pay to Seller, in advance, on the first day of each calendar month (pro rated for any portion of a month, but only to the extent that Seller will not be obligated to bear the prorated portion for which Purchaser would not be obligated) an amount equal to Seller's documented estimated (such estimate to be provided to Purchaser no later than fifteen (15) days prior to the month to which it applies) out-of-pocket costs and expenses incurred by Seller (other than costs and expenses willfully incurred by Seller outside of the ordinary course of business without Purchaser's approval) during the Lease Retention Period, the Licensed Department/Sourcing Contract Retention Period and the Contract Retention Period under or in connection with the Held Contracts (collectively, the "Run Rate Costs"), which shall include, without limitation, with respect to the Buying Office Lease and other real property leases, if any, included among the Held Contracts, the real estate occupancy expenses and the prorated amount of rent in respect of the period from the date on which the Buying Office Lease is so designated through the end of the next month (the "Pro-Rated Rent"). Not later than the fifteenth (15th) day of each month of the Lease Retention Period, the

Licensed Department/Sourcing Contract Retention Period or the Contract Retention Period, as applicable (starting with the second month thereof), Purchaser and Seller shall reconcile between them, based upon documentation provided by Seller, the actual Run Rate Costs for the immediately preceding month for each Held Contract that is the subject of the Lease Retention Period, the Licensed Department/Sourcing Contract Retention Period or the Contract Retention Period, as applicable. Prior to the Closing, Purchaser and Seller shall reasonably calculate the Run Rate Costs that would be incurred if all Held Contracts were retained by Seller as such for the entire portion of the Lease Retention Period, the Licensed Department/Sourcing Contract Retention Period or the Contract Retention Period falling after the Closing (the "Run Rate Cover Amount") and at the Closing, Purchaser shall provide to Seller a letter of credit in the amount of a portion of the Run Rate Cover Amount applicable to two calendar months and issued by an institution and in form and content reasonably satisfactory to Seller, or, if such letter of credit is not provided, some other form of assurance of payment of such portion of the Run Rate Costs acceptable to Seller in its discretion.

          (f) During the Contract Retention Period and the Licensed Department/Sourcing Contract Retention Period, Seller shall take such efforts as reasonably requested by Purchaser in order to limit the Run Rate Costs in respect of each Held Contract.

     1.9  Inventory True Up.

          (a) Pursuant to that certain side letter concerning reconciliation of estimates of certain components of the Purchase Price (the "Side Letter") entered into by Seller and Purchaser in connection with this Agreement, Seller and Purchaser shall use diligent and commercially reasonable efforts to promptly determine the actual Inventory Cost of the Inventory as of the Effective Time at each location where Inventory of Seller is located (the value so determined, the "Actual Closing Inventory Cost").

          (b) Within five (5) calendar days following the final determination of the Actual Closing Inventory Cost pursuant to Section 1.9(a) above, and based upon such determination, if the Actual Closing Inventory Cost:

               (i) is greater than the Inventory Cost Estimate (such excess, the "Inventory Excess"), then Purchaser shall pay to Seller in cash an amount equal to seventy percent (70%) of the Inventory Excess; and

               (ii) is less than the Inventory Cost Estimate (such shortfall, expressed as a positive number, the "Inventory Deficiency"), then Seller shall pay to Purchaser in cash an amount equal to seventy percent (70%) of the Inventory Deficiency.

     2.  Representations and Warranties of the Seller.
         --------------------------------------------

     Except as set forth in the schedules to this Agreement (the "Schedules") delivered by the Seller on the date hereof, each of which Schedule shall specify the section to which such Schedule relates and shall be deemed to qualify only such section, Seller represents and warrants to the Purchaser on the date hereof, that:

     2.1  Due Incorporation and Authority.

     The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of the Seller's assets or properties or the conduct or nature of the Business makes such licensing, qualification, or admission necessary (except where the failure to be so licensed, registered, qualified or admitted could not, individually or in the aggregate, have a Material Adverse Effect). The Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Subject to the entry of the Sale Approval Order, (a) the Seller has all requisite corporate power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby and (b) the execution and delivery by the Seller of this Agreement, the performance by the Seller of its respective obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and, upon entry of the Sale Approval Order (assuming the due authorization, execution and delivery of this Agreement by the Purchaser), this Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

     2.2  No Conflicts.

     Subject only to the entry of the Sale Approval Order, the execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Seller of this Agreement in accordance with its terms will not (with or without notice or lapse of time or both):

          (a) violate the certificate of incorporation or by-laws (or comparable instruments) of the Seller;

          (b) require Seller to obtain any consent, approval, authorization or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except for (i) the notification requirements of the HSR Act (and any foreign counterparts thereof), if applicable or (ii) consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court; or

          (c) violate any Requirement of Law to which the Seller or any of its assets, Liabilities or properties are subject;

provided, however, that each of the cases set forth in clauses (b) and (c) above is subject to exceptions that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     2.3  Compliance with Laws.

     To the Seller's Knowledge, the Seller is not in material violation during the period from July 1, 2007 until the date hereof of any domestic, foreign, federal, state or local statute, law, rule, regulation, order, writ, ordinance, judgment, governmental directive, injunction, decree or other requirement of any Governmental Body with respect to the Business or the Assets ("Requirement of Law").

     2.4  Permits.

     On the Closing Date, to Seller's Knowledge, the Seller will be in compliance with all material Permits to which the Assets are subject.

     2.5  Reserved.

     2.6  Property.

     The Seller (subject to the entry of, and the provision of, the Sale Approval Order) will convey to the Purchase title to the Assets free and clear of all Encumbrances, except for Liens that shall be released at or prior to the Closing.

     2.7  Real Property.

          (a) Schedule 2.7(a) sets forth a true and correct list of the Assumed Leases and all Security Deposits as of the date hereof with respect to each Assumed Lease, and the current rent for each Assumed Lease and to the Seller's Knowledge the remaining term (including renewal options thereunder) for each Assumed Lease. Seller has heretofore furnished to Purchaser true, correct and complete copies of all Assumed Leases (including all amendments, modifications, updates and supplements thereto), which have not been further modified or amended.

          (b) There are no eminent domain or other similar proceedings pending or, to the Seller's Knowledge, threatened affecting any portion of the Leased Real Property or the Assets.

          (c) To the Seller's Knowledge there is no proposed or pending proceeding to change or redefine the applicable legal requirements pertaining to zoning of any portion of the Leased Real Property.

     2.8  Intellectual Property.

     Schedule 2.8 sets forth as of the date hereof a complete and accurate list of all material Intellectual Property. Except as set forth on Schedule 2.8, the Seller owns, free and clear of all Encumbrances (except for Encumbrances to be released on or prior to the Closing Date pursuant to the Sale Approval Order), or have valid licenses on reasonable terms to use all the Intellectual Property, and subject to entry of the Sale Approval Order as of the Closing, Purchaser shall have the same. Except as set forth on Schedule 2.8, to the Seller's Knowledge, no Person is infringing upon or otherwise violating any rights associated with such Intellectual Property. The Intellectual Property and the license agreements transferred pursuant to this Agreement constitute all of the Intellectual Property that is necessary to operate or conduct the Business as currently conducted.

     2.9  Litigation.

     There are no Claims pending or, to the knowledge of the Seller, threatened against the Seller, before any Governmental Body that would prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement.

     3. Representations and Warranties of the Purchaser.
        -----------------------------------------------

     The Purchaser represents and warrants to the Seller as follows:

     3.1 Due Incorporation and Authority.

     The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite limited liability company power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Purchaser and no other limited liability company proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser.

     3.2 No Conflicts.

     The execution and delivery by the Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Purchaser of this Agreement in accordance with its terms will not:

          (a) violate the certificate of formation or limited liability company operating agreement of the Purchaser;

          (b) require the Purchaser to obtain any material consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except for (i) the notification requirements of the HSR Act (and any foreign counterpart thereof) or (ii) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court;

          (c) violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any material Contract to which the Purchaser is a party or by or to which each of the Purchaser or any of its properties is or may be bound or subject; or

          (d) violate any Requirement of Law to which the Purchaser is subject;

provided, however, that each of the cases set forth in clauses (b) through (d) above is subject to exceptions that could not have, either individually or in the aggregate, a material adverse effect on the Purchaser.

     3.3  Litigation.

     There  are no  Claims  pending  or,  to  the  knowledge  of the  Purchaser, threatened against the Purchaser, before any Governmental Body that would prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

     3.4  Availability of Funds.

     On the Closing Date, the Purchaser will have cash available that is sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement.

     4.  Covenants and Agreements.
         ------------------------

     4.1 Conduct of Business.

     Except (i) as expressly  provided in this  Agreement or on Schedule 4.1, or
(ii) to the extent that the following is inconsistent with Seller's duties and obligations as a debtor in the Bankruptcy Case or with orders issued by the Bankruptcy Court, or (iii) with respect to Sections 4.1(a)(i) only, to the extent Seller does not have adequate funding to comply, or (iv) as otherwise agreed to in writing by the Purchaser, the Seller agrees that, from the date hereof until the earlier of the Closing and the date on which this Agreement is terminated pursuant to Section 7.1 hereof, Seller shall:

          (a) maintain the Assets at the existing level of repair and operating condition;

          (b) preserve in full force and effect all material Permits;

          (c) with respect to the period following initiation of the Bankruptcy Case, comply with all applicable Requirements of Law in all material respects in connection with the Stores that are the subject of the Assumed Leases;

          (d) sell or convey any of the Assets or any interests therein consistent with past practice;

          (e) not cancel, terminate or amend any Assumed Contract;

          (f) not enter into any Contract the effect of which would be to grant to a third party any license to use any Intellectual Property;

          (g) not (A) sell, lease, license, transfer, encumber, or otherwise dispose of any Intellectual Property, except for liens that will be released on the Closing Date; or (B) knowingly, willfully or wantonly misappropriate or otherwise violate the rights of any third party intellectual property;

          (h) not enter into any Contract that contains non-competition restrictions, including any restrictions purporting to relate to the Business or the sale of the Seller's products or any geographic restrictions, or in any case that would prohibit or restrict the Purchaser, assuming the consummation of the transactions contemplated by this Agreement;

          (i) not engage in any going out of business sale at any of the Stores or in a new management or similar sale pursuant to which all or substantially all of the Inventory will be sold; or

          (j) not agree in writing or otherwise to take any of the actions described in (e) through (i) above.

     Notwithstanding anything in this Agreement to the contrary, all of the actions described in this Section 4.1 relate solely to the Business and the Assets and the Purchaser acknowledges that the Seller can take any actions, in its sole and absolute discretion, relating solely to the Excluded Assets, Excluded Stores or Excluded Liabilities.

     4.2 Expenses.

     Other than any HSR Act filing fees (and fees required to be paid by foreign counterparts of the HSR Act), which shall, if applicable, be borne equally between the Seller on the one hand and the Purchaser on the other, and except as otherwise specifically provided herein, including, without limitation, Section 7.2, the Purchaser and the Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their Representatives.

     4.3 Access to Information.

     From the date hereof until the earlier of (x) the Closing and (y) termination of this Agreement pursuant to Section 7.1, upon reasonable notice, Seller shall, and shall cause each of its officers, directors, employees, auditors and agents to, (i) afford the officers, employees and Representatives of the Purchaser reasonable access, during normal business hours, to the offices, plants, warehouses, properties, books and records of the Seller and
(ii) furnish to the officers, employees and Representatives of the Purchaser such additional financial and operating data and other information regarding the operations of the Seller as are then in existence and as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the operations of the Seller or of any of its Affiliates; and provided further, however, that (i) the auditors of the Seller shall not be obliged to make any work papers available to any Person except as otherwise provided herein, and (ii) nothing in this Section 4.3 shall be deemed to give rise to any condition or contingency to Purchaser's obligation to consummate the transactions contemplated herein. All information provided pursuant to this Section 4.3 shall be governed by the terms of the Confidentiality Agreement.

     4.4 Regulatory and Other Authorizations; Consents.

          (a) Each of the parties hereto shall cooperate and use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Requirement of Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and, to the extent that the need for the same is not obviated by the entry of the Sale Approval Order, the consummation of the transactions contemplated hereby, and (iii) within fifteen (15) calendar days of the date hereof, make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any Requirement of Law, including applicable securities and antitrust Requirements of Law, and the rules and regulations of any stock exchange on which the securities of any of the parties are listed or traded. Commercially reasonable efforts shall not obligate the Seller or the Purchaser to make or offer to make any payments to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders.

          (b) The parties hereto shall cooperate and consult with each other in connection with the making of all filings and notices which the parties are required to make, including by providing copies of all such documents to the non-filing party and its advisors a reasonable period of time prior to filing or the giving of notice to the extent practicable. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated in this Agreement at the behest of any Governmental Body without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Each party shall promptly inform the others of any material communication from any Governmental Body regarding any of the transactions contemplated by this Agreement. To the extent practicable, no party to this Agreement shall agree to participate in any meeting with any Governmental Body in respect of any filing with such body, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate at such meeting.

     4.5 Further Action; Additional Assignments of Intellectual Property.

     Each of the parties hereto shall prepare and execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and give effect to the transactions contemplated hereby; provided, however, nothing herein shall require either party to this Agreement to (i) execute any document that would impose any material additional monetary obligation or otherwise materially increase the burdens of this Agreement imposed upon such party by the other provisions hereof, or (ii) to initiate or participate in any action or other proceeding other than those specifically contemplated by this Agreement. From time to time after the Closing, the Seller shall execute and deliver such documents (to the extent consistent with the limitations set forth above in this Section 4.5) reasonably necessary to further the sale and assignment of the Intellectual Property to the Purchaser hereunder. Such Intellectual Property assignments shall be in recordable form based on the local law requirements. The Purchaser assumes responsibility for and will bear the expenses of recording such Intellectual Property assignments in all jurisdictions. Following the Closing, the Seller shall have no obligation or responsibility for maintaining or prosecuting any Intellectual Property transferred to the Purchaser hereunder.

          (a)  Employee Matters.  From and after the date hereof, the Purchaser,
(i) in its sole and absolute discretion, may, in consultation and cooperation with the Seller, communicate with any of the Business Employees about possible employment with the Purchaser after the Closing Date; and/or (ii) shall interview and offer employment to only those employees that it deems appropriate in its discretion for its conduct of the Business after the Closing Date on such terms and conditions as the Purchaser deems appropriate in its discretion. Those of the Business Employees that accept the Purchaser's offer of employment shall be terminated by the Seller, and shall become employed by the Purchaser or one of its Affiliates (referred to in this Agreement as "Transferred Employees") as of the Closing Date. All employment offers are subject to the satisfactory completion by the Purchaser of its customary employment interview, background checks and drug testing procedures. Nothing in this Agreement shall prevent the Purchaser or any of its Affiliates from terminating the employment of any Transferred Employee at any time.

          (b) The Seller acknowledges that the Purchaser shall not assume any liability related to any Benefit Plan that is sponsored or maintained by the Seller or any ERISA Affiliate (whether former or current).

          (c) The Seller shall be responsible for any liabilities or obligations
(i) arising under the WARN Act, if any, and (ii) resulting from or precipitated by layoffs, if any, in respect of employees of the Seller whose employment was terminated on or prior to the Closing. For the sake of clarity, and without limiting any other provision of this Agreement, the parties acknowledge and agree that neither of the Purchaser nor any of its Affiliates shall have liability for the payment of any amounts due to the Seller's current or former employees, including any Business Employees, under agreements with or plans of the Seller, including termination, severance, and retention payments and any obligation to provide health, disability, life, retirement, or other benefits (whether covered by insurance or not).

          (d) The Seller shall retain all liability and responsibility for any Benefit Plan, including without limitation any health care continuation coverage ("COBRA Coverage") required under Section 4980B of the Code and Part 6 of Subtitle B of Title 1 of ERISA with respect to any Business Employees or former employees who do not receive an offer of employment from the Purchaser or decline an offer of employment from the Purchaser, and shall not terminate any Benefit Plan pursuant to which any Business Employees are eligible for COBRA Coverage.

     4.6 Bankruptcy Court Approval.

     The Bankruptcy Court has entered an order establishing notice and service requirements to creditors and parties in interest with respect to the Acquisition, and approving the bidding procedures (the "Bidding Procedures") set forth in the Bidding Procedures Order entered by the Bankruptcy Court on May 15, 2009 (the "Bidding Procedures Order"). No later than June 19, 2009, the Bankruptcy Court shall enter an order approving the sale of the Assets to the Purchaser pursuant to the terms of this Agreement (the "Sale Approval Order").

          (a) The Bidding Procedures Order. Among other matters, the Bidding Procedures Order:

               (i) Intentionally omitted;

               (ii) approves the Bidding Procedures; and

               (iii) schedules a hearing to consider entry of the Sale Approval Order and provides that notice of such hearing be given to all of the Seller's creditors, interest holders of record, the Environmental Protection Agency, all state/local environmental agencies in any jurisdiction where Seller owns or has owned or used real property, the Internal Revenue Service, all state/local taxing authorities in jurisdictions where the Seller has or may have any tax liability, and potential other purchasers identified by the Seller and otherwise in accordance with Bankruptcy Rule 2002.

          (b) Intentionally omitted.

          (c) The Sale Approval Order. The Sale Approval Order shall be substantially in the form of Exhibit A hereto, and shall, among other matters:

               (i) approve the Acquisition on the terms set forth herein;

               (ii) find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Assets to the Purchaser and shall vest the Purchaser with title to the Assets free and clear of all Encumbrances;

               (iii) find that the consideration provided by the Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Assets;

               (iv) (A) authorize the Seller to assume and assign to the Purchaser each of the Assumed Contracts and (B) find that, as of the Closing Date, the Contracts to be assumed by the Seller and assigned to the Purchaser pursuant to this Agreement will have been duly assigned to the Purchaser in accordance with Section 365 of the Bankruptcy Code;

               (v) find that the Purchaser is a good faith purchaser of the Assets pursuant to Section 363(m) of the Bankruptcy Code;

               (vi) order that the Assumed Contracts will be transferred to, and remain in full force and effect for the benefit of the Purchaser, notwithstanding any provision in any such Contract or lease or any Requirement of Law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or limits in any way such assignment or transfer;

               (vii) find that the Seller gave due and proper notice of the Acquisition to each party entitled thereto;

               (viii) find that the Purchaser has satisfied all requirements under Sections 365(b)(l) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assumed Contracts; provided, however, Purchaser shall provide such financial information and evidence regarding future operations as the Bankruptcy Court may require and otherwise use Purchaser's best efforts to satisfy the Bankruptcy Court that "adequate assurance of future performance" exists as to all Assumed Contracts for purposes of Section 365 of the Bankruptcy Code;

               (ix) authorize and direct the Seller to pay all Cure Costs (the "Real Estate Cures") relating to assumption and assignment of the Assumed Leases other than the Paramus Lease and the Lockwood Lease (all Assumed Leases other than the Paramus Lease and the Lockwood Lease, the "Seller Cure Leases") out of the proceeds of the Acquisition; provided that nothing in this Agreement shall be deemed to obligate Seller to pay Cure Costs payable in connection with the assumption and assignment of any Assumed Contracts other than the Seller Cure Leases (the Cure Costs, if any, related to any Assumed Contracts other than the Seller Cure Leases, are referred to herein as the "Other Cure Amounts"), it being agreed that Purchaser shall be solely responsible for paying any and all Other Cure Amounts, if any, payable in connection with and as a condition to Seller's assumption and assignment of Assumed Contracts;

               (x) bar the nondebtor party or parties to each Assumed Contract from asserting against the Purchaser, the Business or any of the Assets: (a) any default, Claim, Liability or other cause of action existing as of the Closing Date and (b) any objection to the assumption and assignment of such nondebtor party's Assumed Contract;

               (xi) find that to the extent permitted by law, the Purchaser is not a successor to the Seller or its bankruptcy estate by reason of any theory of law or equity, and the Purchaser shall not assume or in any way be responsible for any liability or obligation of the Seller and/or its bankruptcy estate, except as otherwise expressly provided in this Agreement; and

               (xii) order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d), the Sale Approval Order is not stayed and is effective immediately upon entry.

     4.7  Access to Books and Records and Personnel.

     During the pendency of the Bankruptcy Case, Purchaser shall make available to Seller and its Representatives (to the extent in the Purchaser's or an Affiliate's employ or exclusive possession, as the case may be, and to the extent that the same does not unreasonably interfere with the Purchaser's operation of its business) access at reasonable times to the Books and Records acquired by Purchaser hereunder, the chief financial officer of Purchaser, Seller's current senior employees and such other persons as shall be agreed upon by Purchaser and Seller for reasonable consultation or review of reasonable duration and, in the case of the Books and Records, to make and obtain copies thereof, in any case solely in connection with matters relating to administration and wind-down of the Bankruptcy Case.

     4.8  Tax Matters.

          (a) Sales, Use and Other Transfer Taxes. The Purchaser and Seller shall share and be equally responsible for any and all excise, sales, value added, use, registration, stamp, franchise, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement. The Seller shall be responsible for all income, profit, and similar taxes incurred or imposed with respect to the sale of the Assets by the Seller. The parties hereto agree to cooperate in the filing of all necessary documentation and all Tax Returns with respect to all such Taxes, including any available pre-sale filing procedure.

          (b) Cooperation. The parties hereto shall cooperate with each other and with each other's respective Representatives, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Assets and Assumed Liabilities that include whole or partial taxable periods, activities, operations or events on or prior to the Closing Date, which cooperation shall include, but not be limited to, making available employees, if any, for the purpose of providing testimony and advice, or original documents, or any of the foregoing.

     4.9  Cure Costs.

     The Seller shall be exclusively responsible for the payment of, and shall pay as and when required by the Sale Approval Order, all Real Estate Cures and Purchaser shall be exclusively and solely responsible for payment of, and shall pay, as and when required by the Sale Order, all Other Cure Amounts.

     4.10  Use of Intellectual Property.

     The Seller shall promptly, following the Closing Date, take such actions as may be necessary so that it ceases to use all of the corporate names, trade names and trademarks included in the Intellectual Property, together with all related designs that were owned by the Seller prior to the Closing (the "Names"). At the Closing, the Seller and the Purchaser shall enter into a Limited License Agreement to allow Seller to continue to use the Names solely in connection with the orderly liquidation or sale of the Excluded Assets, on a royalty-free basis, for a period not to exceed 30 days.

     4.11  Intentionally Omitted.

     4.12  Real Estate Matters.

     Following the date hereof , the parties shall prepare, and at the Closing, shall execute and deliver an assignment with respect to each Assumed Lease between Seller, or other lessee, as assignor and Purchaser or its designees as assignee providing for the assignment of the applicable Assumed Lease to the Purchaser (collectively, the "Real Estate Assignments").

     4.13  Material Contracts.

     The Seller will make available, upon request by the Purchaser, copies of all Contracts to which the Seller is a party or by which any of the Assets is bound that are used in the Business or that relate to the conduct of the Business ("Material Contracts").

     4.14  "AS IS" Transaction.

     Purchaser hereby acknowledges and agrees that Seller makes no representations or warranties whatsoever that will survive the Closing, express or implied (including, without limitation, any implied warranty of merchantability or fitness for any particular purpose, which implied warranties are hereby expressly disclaimed), with respect to any matter relating to the Assets. Accordingly, Purchaser will accept the Assets at the Closing "AS IS, WHERE IS," and "WITH ALL FAULTS."

     5.  Conditions Precedent to the Obligation of the Purchaser.
         -------------------------------------------------------

     The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by law) may be waived by the Purchaser:

     5.1 Representations and Warranties: Covenants.

     The representations and warranties of Seller set forth herein shall be true and correct in all material respects. The covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects. The Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof.

     5.2 No Order.

     No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which are not satisfied or resolved or preempted by the Sale Approval Order.

     5.3 RESERVED.

     5.4 Bankruptcy Filing.

     The Bankruptcy Case shall not have been dismissed or converted to Chapter 7 of the Bankruptcy Code and no trustee shall have been appointed. The Bankruptcy Court shall have entered the Sale Approval Order and it shall not have been vacated, reversed or stayed.

     5.5 RESERVED.

     5.6 Closing Documents.

     The Seller shall have delivered to the Purchaser on the Closing Date the documents required to be delivered pursuant to Section 1.6.

     6.  Conditions Precedent to the Obligation of the Seller to Close.
         -------------------------------------------------------------

     The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by law) may be waived by the Seller:

     6.1  Representations and Warranties: Covenants.

     The representations and warranties of the Purchaser set forth herein shall be true and correct in all material respects. The covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects. The Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof.

     6.2 No Order.

     No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which are not satisfied or resolved or preempted by the Sale Approval Order.

     6.3 RESERVED.

     6.4 Sale Approval Order.

     The Bankruptcy Court shall have entered the Sale Approval Order, and the Sale Approval Order shall be in full force and effect and not have been vacated, reversed or stayed.

     6.5 Closing Documents.

     The Purchaser shall have delivered to the Seller on the Closing Date the documents and payments required to be delivered by it pursuant to Section 1.7.

     7.  Termination of Agreement.
         ------------------------

     7.1 Termination Prior to Closing.

     Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time before the Closing, upon notice by the terminating party to the other party:

          (a) by the mutual written consent of the Seller and the Purchaser;

          (b) by either the Seller or the Purchaser if the Closing shall not have occurred on or before June 19, 2009; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

          (c) by the Purchaser, if (x) any of the representations and warranties of any Seller contained in this Agreement shall fail to be true and correct, or
(y) there shall be a breach by any Seller of its covenants or agreements in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 5.1 and (ii) which is not curable or, if curable, is not cured within five (5) calendar days after written notice thereof is delivered by the Purchaser to the Seller; provided, that the Purchaser may not terminate this Agreement pursuant to this Section 7.1(c) if Purchaser is in material breach of this Agreement and; provided further, that it is understood that the failure to cause an Assumed Contract to be assigned to Purchaser due to Purchaser's failure to provide evidence of adequate assurance of future performance under any such Assumed Contract to the satisfaction of the Bankruptcy Court shall not itself constitute a breach of a covenant or failure of a condition allowing the Purchaser to terminate this Agreement or to require a reduction or other adjustment of or to the Purchase Price;

          (d) by the Seller, if (x) any of the representations and warranties of the Purchaser contained in this Agreement shall fail to be materially true and correct, or (y) there shall be a material breach by the Purchaser of its covenants or agreements in this Agreement that in either case (i) would result in the failure of a condition set forth in Section 6.1 and (ii) which is not curable or, if curable, is not cured within five (5) calendar days after written notice thereof is delivered by the Seller to the Purchaser; provided, that the Seller may not terminate this Agreement pursuant to this Section 7.1(d) if any Seller is in material breach of this Agreement;

          (e) intentionally omitted; or

          (f) by the Purchaser (provided that the Purchaser is not then in material breach of any provision of this Agreement), if any of the following shall occur:

               (i) the Bankruptcy Case is dismissed or converted to Chapter 7 of the Bankruptcy Code or a chapter 11 trustee is appointed for the Seller; or

               (ii)  intentionally omitted; or

               (iii) if the Sale Approval Order has not been entered by the Bankruptcy Court on or before June 19, 2009; provided, however; that the Purchaser shall not be entitled to exercise its rights under this clause (iii) if the Sale Order has been entered by the Bankruptcy Court prior to the Purchaser exercising such rights.

     7.2 Return of Good Faith Deposit. In the event that this Agreement is terminated under Section 7.1(a), (b), (c) or (f) and provided that the Purchaser is not in material breach of any provision of this Agreement prior to such termination, the Escrow Holder shall disburse to the Purchaser any amounts held in the Escrow.

     8.  Miscellaneous.
         -------------

     8.1 Certain Definitions.

          (a) As used in this Agreement, the following terms have the following meanings:

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement in form and content consistent with the terms of this Agreement and otherwise reasonably satisfactory to Purchase and Seller to be executed by the Purchaser and the Seller on the Closing Date.

     "Benefit Plan" means any pension, retirement, savings, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, incentive, severance pay, medical, dental, health, welfare, disability, life, death benefit, group insurance, bonus, vacation pay, sick pay, post-retirement medical or life or other employee benefit plan, program, agreement, policy or arrangement (including, without limitation, each "pension plan" as defined in Section 3(2) of ERISA, any "welfare plan" as defined in Section 3(1) of ERISA and any "multiemployer plan" as defined in Section 3(37) of ERISA), whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by the Seller or its Subsidiaries (or to which any Seller or its Subsidiaries are party) for the benefit of, or with, Business Employees.

     "Bill of Sale" means Bills of Sale in form and content consistent with the terms of this Agreement and otherwise reasonably satisfactory to Purchaser and Seller to be executed by the Purchaser and the Seller on the Closing Date.

     "Books and Records" means all files, documents, instruments, papers, books and records, including Tax books and records (whether stored or maintained in hard copy, digital or electronic format or otherwise) used by the Seller in connection with the Business or the other Assets, including Contracts (including Material Contracts), customer lists, customer information and account records, computer files, data processing records, payroll, employment and personnel records, advertising and marketing data and records, credit records, records relating to suppliers and other data.

     "Business" means the ownership, operation, conduct or business of the Stores which are the subject of the Assumed Leases.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which banks located in New York, New York are authorized or obligated to close.

     "Business Employees" means the Seller's current employees employed in connection with, or rendering services to, the Business in those Stores which are the subject of the Assumed Leases.

     "Buying Office" means Seller's buying office located at 500 Burlington Center, 25 Corporate Drive, Suite 400, Burlington, MA 01803.

     "Claim" means a suit, claim, action, proceeding, inquiry, investigation, litigation, demand, charge complaint, grievance, arbitration, indictment, or grand jury subpoena.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985 as described in Section 4980B of the Code, sections 601 et seq. of ERISA, each as amended, and the regulations promulgated thereunder.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     "Contract" means any written or oral agreement, arrangement, understanding, lease, license, sublicense, or instrument or other contractual or similar arrangement or commitment to which Seller is a party.

     "Cure Costs" means the cure, compensation and restatement, costs and expenses of or relating to the assumption and assignment of the Assumed Contracts (including, without limitation, Assumed Leases) included in the Assets assumed and assigned to the Purchaser hereunder pursuant to Section 365 of the Bankruptcy Code.

     "Distribution Center" means Seller's warehouse and distribution facilities located in Auburn, Massachusetts.

     "Distribution Center Lease" means Seller's real property lease with respect to the Distribution Center.

     "Encumbrances" means all Liens, claims, conditional sales agreements, rights of first refusal, rights of first offer or rights of first negotiation or options.

     "Equipment"  means  all  machinery,  rolling  stock,  equipment,   computer
equipment, software, software systems, databases and database systems used at the Stores that are the subject of the Assumed Leases.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     "Excluded Store" means all rights relating to the Stores from time to time listed on Schedule 8.1(a)-2 to this Agreement, all of which rights (other than the rights to the Inventory located at the Excluded Stores) comprise part of the Excluded Assets under this Agreement.

     "Fixed Assets" means all furniture, furnishings, fixtures, trade fixtures, racks, pallets, displays and office equipment used at those Stores that are the subject of the Assumed Leases.

     "Governmental Body" means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity.

     "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property" means, to the extent relating to or used in connection with the Business, whether owned or licensed, whether related to use in the United States or another country, (i) any and all patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto, (ii) trademarks, service marks, certification marks, trade names, brand names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof, including the marks Filene's Basement (USPTO Registration Number 2366267) and Filene's Basement of Boston (USPTO
Registration Number 1280220), (iii) copyrights (including software) and registrations thereof, (iv) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications, domain names, discoveries and confidential business information, (v) intellectual property rights similar to any of the foregoing, (vi) computer software, web site and domain names, (vii) copies and tangible embodiments thereof (in whatever form or medium, including electronic media) and (viii) all contracts or licenses for the use of any of the foregoing, in the case of each of the foregoing together with all goodwill directly or indirectly associated therewith.

     "Intellectual Property Assignment" means the instrument (in form and content reasonably satisfactory to Purchaser and Seller) pursuant to which the Seller will assign to the Purchaser all of the Seller's right, title and interest, domestic and foreign, state, federal and common law, in and to the Intellectual Property.

     "Inventory" means all of Seller's merchandise inventory, regardless of whether such inventory is located at the Stores, at the Buying Office, at the Distribution Center, at the Excluded Stores or elsewhere as of the date of the Closing.

     "Inventory Cost" means, with respect to any Inventory, Seller's actual cost of acquiring such Inventory.

     "IRS" means the United States' Internal Revenue Service.

     "Knowledge": an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Leased Real Property" means any real property subject to a Real Property Lease.

     "Liabilities" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense) of or by any Person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, choate or inchoate, matured or unmatured, or otherwise. Without limiting the foregoing in any manner, the term "Liabilities" includes and refers to all liabilities and obligations for or with respect to Taxes, including liabilities for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     "Lien" means any security interest, mortgage, pledge, lien, encumbrance, right, hypothecation, option, charge or claim of any nature whatsoever.

     "Lockwood Lease" means Seller's real property lease with respect to Seller's store located at 600 E. Pratt Street, Baltimore, MD 21202.

     "Material Adverse Effect" means any change, event, occurrence, fact, condition, effect or development that is materially adverse to (i) the Assets, the Liabilities, the Business, the results of operations of the Business or the condition (financial or otherwise) of the Business, (ii) the ability of the Seller to consummate the transactions contemplated hereunder in accordance with the terms hereof or (iii) the Purchaser's ownership and operation of the Stores following the Closing.

     "Paramus Lease" means Seller's real property lease with respect to Seller's store located at Bergen Mall, 200B Bergen Town Center, Route 4, Paramus, New Jersey 07652.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor entity thereto.

     "Person" means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, joint-stock company, trust, Governmental Body or other entity.

     "Real Property Lease" means any real property lease, sublease, license or other agreements under which Seller uses or occupies or has the right to use or occupy, as lessor (or sublessor) or lessee (or sublessee), or licensor or licensee, now or in the future, any real property used in the conduct of or related to the Business or any portion thereof.

     "Representative" means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Requirements of Law" means any law, rule, regulation, ordinance, treaty, writ, judicial decision, judgment, injunction, decree, determination, award or other order of any Governmental Body.

     "Security Deposits" means all security deposits (including cash) held by landlords, utilities or other parties under Assumed Leases or Assumed Contracts.

     "Seller's Knowledge" refers to the knowledge of Mark Shulman, Ann Keefe or Jeff Feinberg.

     "Stores" means those stores listed on Schedule 8.1(a)-3.

     "Tax" or "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any successor or transferee liability in respect of Taxes.

     "Tax Returns" means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

     8.2  Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

          (a) The Purchaser and the Seller irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).

          (b) Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

     8.3  Notices.

     Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this
Section 8.3 by the party to receive such notice:

          (a)  if to the Purchaser, to:

               SYL, LLC
               One Syms Way
               Secaucus, New Jersey 07094
               Attention: Chief Financial Officer
               Facsimile: 201-902-9874
               with a copy to:

               Lowenstein Sandler PC
               65 Livingston Avenue
               Roseland, New Jersey 07068
               Attention: Peter H. Ehrenberg
               Facsimile: 973-597-2351


          (b)  if to the Seller, to:

               Mr. Alan Cohen
               Chief Restructuring Officer
               Filene's Basement, Inc.
               25 Corporate Drive
               Burlington, MA 01803
               Phone:
               Facsimile:

               AND

               Mr. Alan Cohen
               Abacus Advisors
               10 Reuten Drive
               Closter, NJ 07624
               Phone: 201-784-4480
               Facsimile: 201-784-4490


         WITH A CONCURRENT COPY TO:

               Pachuiski, Stang, Ziehl & Jones LLP
               150 California Street, 15th Floor
               San Francisco, CA 94111
               Attn: David M. Bertenthal, Esq.
               Phone: (415) 217-5104
               Facsimile: (415) 263-7010


     8.4  Entire Agreement.

     This Agreement (including any exhibits or schedules hereto) and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto. Any exception or disclosure made by Seller in the Schedules to this Agreement with regard to a representation of the Seller shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent.

     8.5  Waivers and Amendments.

     This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     8.6 Governing Law.

     This Agreement and all Claims with respect thereto shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the laws of the State of Delaware without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

     8.7 Binding Effect; Assignment.

     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties; provided that the Purchaser, in its sole discretion, may (i) assign this Agreement to a wholly-owned subsidiary of the Purchaser or (ii) assign its rights under this Agreement to acquire and assume the Downtown Crossing Lease and the Assets described in Section 1.1(l) of this Agreement, and any and all rights under this Agreement relating thereto, to 426 Washington Street Owner LLC or a subsidiary or affiliate thereof ("426 Washington"); provided, further that, in each case, the Purchaser shall not be relieved of any of its obligations under this Agreement as a result of any such assignment except as provided below in this Section 8.7.

     In addition to and not in limitation of the foregoing, in lieu of the Seller's assigning the Downtown Crossing Lease to the Purchaser and transferring to the Purchaser the Assets described in Section 1.1(l) of this Agreement, the Seller and 426 Washington shall mutually terminate the Downtown Crossing Lease at the Closing, provided that (i) such termination is memorialized by a written agreement among the Seller, 426 Washington and the Purchaser, on terms reasonably satisfactory to each of such entities (the "Three Party Agreement"),
(ii) the Seller and 426 Washington exchange releases and/or the Seller assigns the Assets described in Section 1.1(l) of this Agreement to 426 Washington on terms mutually satisfactory to such entities, and (iii) 426 Washington pays to the Seller such consideration as shall be set forth in the Three Party Agreement, which amount shall reduce the Purchase Price, on a dollar for dollar basis. For avoidance of doubt, nothing in this Section 8.7 shall be deemed to obligate Seller to accept less than an amount equal to the Purchase Price stated in Section 1.4(a) hereof (the "Stated Price"), in the aggregate, in consideration of the transfer of the Assets at the Closing (irrespective of who the transferees thereof are) or to close the transactions contemplated by this Agreement except upon receipt of a total cash amount equal to the Stated Price.

     8.8  Usage.

     All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

     8.9  Articles and Sections.

     All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

     8.10  Interpretation.

     The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement. Notwithstanding any provision herein to the contrary, the parties further acknowledge that the provisions of this Agreement are subject to the provisions of the Bid Procedures Order. In the event of any conflict between the terms of this Agreement and the terms of the Bid Procedures Order, the terms of the Bid Procedures Order shall govern.

     8.11  Severability of Provisions.

     If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

     8.12  Counterparts.

     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of copies of signatures delivered by email or facsimile with original copies to follow by mail or courier service.

     8.13  No Third Party Beneficiaries.

     No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto. Without limiting the generality of the foregoing no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Seller in respect of continued employment by Seller.

     8.14  Damage and Destruction: Condemnation.

     The Seller shall promptly notify Purchaser of the occurrence of any material damage to or destruction of the Assets that occurs prior to the Closing Date. In the event of any uninsured damage to or destruction of the Assets prior to the Closing Date the cost of which to repair would total $50,000 or less, then such damage or destruction shall have no effect whatsoever on the Purchase Price or Purchaser's or Seller's obligation to close. Should any uninsured damage or destruction to the Assets occur prior to the Closing Date the cost of which to repair would total more than $50,000 but less than $150,000, then unless Seller causes the same to be repaired and restored in all material respects prior to the Closing Date (in which case the Purchase Price shall be unaffected and the parties shall proceed with the Closing as though such damage, destruction or proceedings had never occurred or been initiated) (provided such damage or destruction does not entitle any lessor or sublessor under any Real Property Lease to terminate such Real Property Lease and further provided that the Purchaser shall be permitted uninterrupted use and occupancy of the premises demised under such Real Property Lease), Purchaser's sole remedy shall be to receive a dollar-for-dollar reduction in the Purchase Price in an amount equal to the sum of (i) the cost of such repairs, less (ii) the amount of any valid insurance proceeds with respect thereto assigned to Purchaser at the Closing, and consummate the transaction contemplated herein. If any uninsured damage or destruction to the Assets occurs prior to the Closing Date the cost of which to repair would total $150,000 or more or any damage or destruction to the Assets occurs prior to the Closing Date that entitles any lessor or sublessor under any Real Property Lease to terminate such Real Property Lease or results in Purchaser no longer being permitted uninterrupted use and occupancy of the premises demised under such Real Property Lease, then irrespective of whether the same can be repaired and/or restored prior to the Closing Date, Purchaser shall have the right and option to either (i) terminate the transaction contemplated herein, or (ii) elect to receive, as its sole and exclusive remedy by reason of such damage, destruction, a Purchase Price reduction in the amount of $150,000 and consummate the transaction contemplated herein as though the damage or destruction had never occurred or been initiated. In all other events or in the event that Purchaser elects to consummate the purchase pursuant to clause (ii) above, (xx) all insurance or condemnation proceeds, including business interruption and rental loss proceeds, collected by or paid to Seller prior to the Closing Date, shall be credited against the Purchase Price on Purchaser's account or the Purchase Price shall be adjusted by an amount agreed between Purchaser and Seller, and (yy) all entitlement to all other insurance or condemnation proceeds arising out of such damage or destruction or proceedings and not collected prior to the Closing Date shall be assigned to Purchaser at the Closing. Notwithstanding anything to the contrary in this Agreement, the risk of loss or damage to the Assets shall unconditionally shift to the

Purchaser on the Closing Date. For avoidance of doubt, Purchaser and Seller intend that the provisions of this Section 8.14 shall control over any right or remedy to which the Purchaser may otherwise be entitled under this Agreement by reason of the occurrence of any event subject to this Section 8.14.

     8.15 No Survival of Representations and Warranties. The respective representations of the Seller and the Purchaser under this Agreement shall lapse and cease to be of any further force or effect effective upon the Closing. The Seller and the Purchaser hereby agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive hereunder.

     8.16 Limited Liability of FB Sub. Notwithstanding anything to the contrary in this Agreement, Purchaser hereby expressly acknowledges that the FB Subsidiary is joining in this Agreement solely to make the covenants, undertakings and representations set forth herein with respect to those of the Assets owned by the FB Subsidiary (the "FB Assets") and not with respect to any of the other Assets and, accordingly, the FB Subsidiary shall not have any liability or obligation hereunder except to the extent that the covenants, undertakings and representations of Seller set forth herein cover or relate directly to the FB Subsidiary or the FB Assets.



                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                  SYL, LLC, a Delaware limited liability company



                                  By:  SYMS CORP,
                                       Manager


                                       By: /s/ Philip A. Piscopo
                                           -------------------------------------
                                           Name: Philip A. Piscopo
                                           Title: Vice President and
                                                  Chief Financial Officer



                                  FILENE'S BASEMENT, INC.


                                  By: /s/ Mark Schulman
                                      ------------------------------------------
                                      Name: Mark Shulman
                                      Title: President

                                  FB LEASING SERVICES LLC


                                  By: /s/ Mark Schulman
                                      ------------------------------------------
                                      Name: Mark Shulman
                                      Title: President